SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Amendment No. 1)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

ALLIANCE ATLANTIS COMMUNICATIONS INC.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

018 53E 204
(CUSIP Number)

Ginette Depelteau
Caisse de dépôt et placement du Québec
1000 place Jean-Paul-Riopelle, Montreal (Quebec), H2Z 2B3
Tel.: (514) 847-5901
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 22, 2005
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act

(however, see the Notes).

  Name Of Reporting Persons
  I.R.S. Identification nos. of above persons (entities only)
  Caisse de dépôt et placement du Québec
  -------------------------------------------------------------------------------------------------------------
  Check the Appropriate Box if a Member of a Group (See Instructions)
  (a) [ ]
  (b) [ ]
  -------------------------------------------------------------------------------------------------------------
  SEC USE ONLY
  -------------------------------------------------------------------------------------------------------------
  Citizenship or Place of Organization
  Montreal (Quebec) Canada
  -------------------------------------------------------------------------------------------------------------
  Sole Voting Power
  2,068,600 Common Shares
  -------------------------------------------------------------------------------------------------------------
  Shared Voting Power
  -------------------------------------------------------------------------------------------------------------
  Sole Dispositive Power
  2,068,600 Common Shares
  -------------------------------------------------------------------------------------------------------------
  Shared Dispositive Power
  -------------------------------------------------------------------------------------------------------------
  Aggregate Amount Beneficially Owned by Each Reporting Person
  2,068,600 Common Shares
  -------------------------------------------------------------------------------------------------------------
  Check if the Aggregate Amount In Row (9) Excludes Certain Shares
  (See Instructions) [ ]
  -------------------------------------------------------------------------------------------------------------
  Percent of Class Represented by Amount in Row (9)
  4.87%
  -------------------------------------------------------------------------------------------------------------
  Type of Reporting Person (See Instructions)
  CO
  -------------------------------------------------------------------------------------------------------------

Item 1

  Name of Issuer: Alliance Atlantis Communications Inc.
  Address of Issuer's Principal Executive Offices: 121 Bloor Street East, Suite 1500, Toronto, Ontario, M4W 3M5

Item 2

  Name of person filing: Caisse de dépôt et placement du Québec ("Caisse")
  Address or principal business office or, if none, residence: 1000, place Jean-Paul-Riopelle, Montréal, Québec, H2Z 2B3
  Citizenship: Canada
  Title of class of securities: Common Shares
  CUSIP No.: 018 53E 204

Item 3

Not applicable.

Item 4 - Ownership

  Amount Beneficially Owned: 2,068,600
  Percent of Class: 4.87%
  Number of shares as to which the Reporting Person has:
    sole power to vote or direct the vote: 2,068,600
    shared power to vote or direct the vote:
    sole power to dispose or to direct the disposition: 2,068,600 shared power to dispose or to direct the disposition:

Item 5 - Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6 - Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7 - Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8 - Identification and Classification of Members of the Group

Not applicable.

Item 9 - Notice of Dissolution of Group

Not applicable.

Item 10 - Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the signatory's knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature

Date: May 3, 2005

s/ Ginette Depelteau
-----------------------------------------------------------------------
Signature

Ginette Depelteau, Vice-President and Corporate Secretary
Name / Title